Exhibit 10.1

[date]

[name]

[address]

[city, state zip code]

Dear [name]:

The purpose of this letter is to document the special supplemental retirement program (the “SERP”) which the Company has established for you. Your SERP benefits are intended to augment the monthly pension benefit payable to you under the Pope & Talbot, Inc. Pension Plan (“Salaried Pension Plan”), the Company’s tax-qualified retirement plan for salaried employees, and will accordingly protect you against any reduction in the level of benefits payable to you under the Salaried Pension Plan which result from certain restrictions imposed under the Internal Revenue Code.

As a participant in the Salaried Pension Plan, you will accrue a monthly pension benefit for each calendar year in which you render 1,000 hours of benefit service to the Company, equal to 1.3% of your final average monthly rate of base salary (the average of your monthly rates of base salary in effect on the last regularly scheduled working day of each calendar year during any consecutive 5-year period for which such average is the highest) plus an additional 0.5% of the amount by which your final average monthly rate of base salary exceeds one-twelfth of your Social Security covered compensation (determined on the basis of the Social Security taxable wage bases in effect over your working life). However, should you participate in the Salaried Pension Plan for 25 years, your monthly pension accrual for each additional year of benefit service will be reduced to 0.5% of your final average monthly rate of base salary.

Because the Salaried Pension Plan is subject to certain requirements under the Internal Revenue Code which are designed to limit the dollar amount of the pension benefit accruable per participant, the actual amount of the monthly pension you earn under the Salaried Pension Plan may be less than the monthly amount calculated pursuant to the plan formula indicated above for your years of benefit service. The two primary limitations on the dollar amount of your Salaried Pension Plan benefit may be summarized as follows:

Maximum Compensation: The Internal Revenue Code limits the amount of compensation which may be taken into account each year for purposes of calculating your average monthly rate of base salary under the Salaried Pension Plan. For the 2006 calendar year, the maximum dollar amount which can be taken into account for pension accrual purposes is $220,000 per year (subject to future cost-of-living adjustments) or $18,333 of monthly base salary.

Maximum Benefit: The Internal Revenue Code limits the dollar amount of the pension benefit payable annually under a tax-qualified plan such as the Salaried Pension Plan to $175,000 for 2006 (subject to future cost-of-living increases), but in no event may the annual pension exceed 100% of the participant’s highest average compensation for any consecutive 3-year period of plan participation.

To the extent the monthly pension you accrue under the Salaried Pension Plan for any year in which you render at least 1,000 hours of benefit service is reduced by either of the foregoing limitations, the difference will be made up under the SERP. Accordingly, the total pension benefit you will receive from the SERP and the Salaried Pension Plan will be equal to the benefit you would have received under the Salaried Pension Plan had that benefit not been reduced by the Internal Revenue Code limitations indicated above.

[name]

[date]

Example: Assume that the average monthly rate of base salary calculated for you at the time of your retirement at age 65 is $25,000, that you have 12 years of benefit accrual service and that the monthly level of your Social Security covered compensation at that time is $6,445. Under the Salaried Pension Plan formula, the amount of your monthly pension benefit, prior to reduction for the compensation limitation indicated above, would be $5,013, calculated as follows:

1.3% x $25,000 x 12 years	=	$3,900, plus
0.5% x $18,555 x 12 years	=	$1,113

		$5,013

However, the actual dollar amount which you would receive under the Salaried Pension Plan will be based on a compensation limit of $220,000 annually or $18,333 monthly. Accordingly, you would receive $3,573 of your total pension benefit from the Salaried Pension Plan on a monthly basis once the $220,000 limit on annual compensation is applied:

1.3% x $18,333 x 12 years	=	$2,860, plus
0.5% x $ 11,888 x 12 years	=	$ 713

$3,573

The $1,440 difference between your benefit based upon your total compensation and the benefit actually payable to you from the Salaried Pension Plan would be the monthly benefit payable to you from the SERP.

As the Example indicates, upon your retirement from the Company, your total pension benefit for your years of benefit service will be calculated under the Salaried Pension Plan formula, without any reduction for the Internal Revenue Code limitations on the amount of compensation which may be taken into account each year and the total amount of pension benefits payable annually under that plan. Part of your retirement benefit will be paid directly from the Salaried Pension Plan based upon the pension benefit you actually accrued under that plan, and the balance of your monthly pension will be paid out of the Company’s general assets.

The following provisions, however, will govern the actual amount and payment of your SERP benefits:

Vesting: Vesting in your SERP benefits will coincide with the vesting of your accrued benefit under the Salaried Pension Plan. You will at all times be vested in your SERP benefits to the same extent you are vested in your Salaried Pension Plan benefits.

Form of Benefit: Your SERP benefits will be paid in the form of a single life annuity with a 5-year term certain. However, if you are married at the time those benefits begin, payment will be made in the form of the qualified joint and 50% survivor annuity which serves as the normal form of pension benefit for married participants under the Salaried Pension Plan. The conversion of the single life annuity into such joint and survivor annuity will be made on the basis of the same actuarial factors in effect for that purpose under the Salaried Pension Plan when your SERP benefits begin, and the two forms of SERP benefit payments will accordingly be actuarially equivalent.

[name]

[date]

Start Date: Your SERP benefits will begin at the same time your benefits under the Salaried Pension Plan begin and will be subject to reduction, in accordance with the early retirement reduction factors in effect at that time under the Salaried Pension Plan, should your SERP benefits begin prior to your normal retirement date under the Salaried Pension Plan. Should you continue in the Company’s employ after your normal retirement date, then your SERP benefits will be subject to adjustment in accordance with the provisions of the Salaried Pension Plan (including, to the extent applicable, the late retirement payment factors in effect at the time under the Salaried Pension Plan) to reflect your late retirement date.

Pre-Retirement Death Benefit: Should you die before your SERP benefits enter pay status but after you have completed 5 years of vesting service under the Salaried Pension Plan, then your surviving spouse (provided you have been married to [her/him] for at least one year prior to your death) may become entitled to a monthly annuity for life under the SERP. The amount of such annuity will be determined in accordance with the formula below, and payment will begin on the same date on which the payment of [her/his] pre-retirement survivor annuity under the Salaried Pension Plan begins.

The monthly lifetime annuity payable under the SERP to your surviving spouse will be equal in amount to A minus B, where:

A is the amount of the qualified pre-retirement survivor annuity which would have been payable monthly to your surviving spouse under the Salaried Pension Plan had your accrued pension benefit under that plan not been limited by the Internal Revenue Code limitations specified above.

B is the actual qualified pre-retirement survivor annuity (based on a 50% survivorship percentage) payable monthly to your spouse under the Salaried Pension Plan.

Funding: Unlike the Salaried Pension Plan, no advance funding of your SERP benefits will occur. The SERP will simply be a pay-as-you-go arrangement under which payments will be made from the Company’s general assets as and when such payments become due to you or your surviving spouse. Accordingly, you will be a general unsecured creditor of the Company with respect to your SERP benefits.

Termination: The SERP may be amended or terminated at any time by the Company’s Board of Directors. In the event of any such termination, your accrued SERP benefit will be calculated in accordance with the provisions of this letter agreement and the Salaried Pension Plan as in effect at that time. Your SERP benefit as so calculated will vest immediately upon such termination and will become payable at the time your Salaried Pension Plan benefits begin. The form of payment will continue to be governed by the payment provisions of this letter agreement and the monthly amount of such payment will be subject to reduction should payment begin prior to your normal retirement date.

Plan Administrator: The Human Resources Committee of the Company’s Board of Directors will be the SERP “administrator” within the meaning of ERISA. Except as otherwise expressly provided herein, the Committee as Plan Administrator will have the sole and exclusive authority and responsibility for all matters in connection with the operation and administration of the SERP. The Plan Administrator will have full discretionary authority to administer and interpret the SERP, including the authority to determine the amount of benefits (if any) which become payable under the SERP.

[name]

[date]

Successors and Assigns: The obligation of the Company to pay any SERP benefits which become due and payable hereunder will be binding upon the successors and assigns of the Company, whether by merger, consolidation, acquisition or other reorganization.

Small Benefits: If the present value of the SERP benefit (determined on the basis of the actuarial factors in effect for the same purpose under the Salaried Pension Plan) payable to you or your spouse is at any time while in pay status less than $10,000, then the Plan Administrator may authorize the payment of such present value in a single lump sum in lieu of monthly payments to you or your spouse.

Alienation of Benefits: SERP benefits may not be transferred, pledged, encumbered or otherwise alienated, and except as otherwise provided by law, such benefits will not be subject to the claims of your creditors or liable to attachment, execution or other process of law.

Applicable Law: The SERP is intended to constitute an unfunded deferred compensation arrangement for a highly compensated individual, and all rights under the SERP are to be construed, administered and governed in all respects in accordance with the provisions of ERISA applicable to such an arrangement and, to the extent not pre-empted thereby, by the laws of the State of Oregon.

Claims Procedure: No application is required for the payment of SERP benefits. However, should you or your surviving spouse believe that the SERP benefit to which either of you are entitled is different from the benefit determined by the Plan Administrator, then you or your surviving spouse may file a written claim for SERP benefits with the Plan Administrator. Such claim will be either approved or disapproved within ninety (90) days following receipt.

Denial of Claim: If the claim is denied, the Plan Administrator will notify the claimant in writing of such denial and of such individual’s right to a review by the Company’s Board of Directors and will set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to pertinent provisions of this letter agreement or Salaried Pension Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim, an explanation of why such material or information is necessary, and an explanation of the review procedure.

Review: Should the claim for SERP benefits be denied in whole or in part, the claimant may appeal to the Company’s Board of Directors for a full and fair review of the decision by submitting to the Board, within ninety (90) days after receiving written notice of the claim denial, a written statement:

(I)	requesting a review by the Board of the benefit claim;

(II)	setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and

(III)	setting forth any issues or comments which the claimant deems pertinent to the claim

[name]

[date]

The Board will act upon such request for review within sixty (60) days after receipt of the claimant’s request and will make a full and fair review of each such claim and any written materials submitted by the claimant or the Company in connection therewith and may require the Company or the claimant to submit such additional facts, documents, or other evidence as the Board may, in its sole discretion, deem necessary or advisable in making such a review. On the basis of its review, the Board will make an independent determination of the claimant’s eligibility for SERP benefits. The Board’s decision on any benefit claim will be final and conclusive upon all persons.

In the event the Board denies the appeal in whole or in part, the Board will give written notice of such decision to the claimant, setting forth in a manner calculated to be understood by the claimant the specific reasons for such denial and specific reference to the pertinent provisions of this letter agreement and the Salaried Pension Plan on which the Board’s decision was based.

No Employment Rights: Neither the action of the Company in establishing or maintaining the SERP nor any provision of this letter agreement shall be construed so as to grant you the right to remain in the employ of the Company for any period of specific duration, and your employment will remain terminable at will by either you or the Company.

Coordination: To the maximum extent possible, the terms and provisions of the SERP shall be applied and interpreted in strict conformity with the terms and provisions of the Salaried Pension Plan so as to assure that the SERP provides only the amount of pension benefits which you are unable to accrue under the Salaried Pension Plan solely by reason of the limitations of Internal Revenue Code Sections 401(a)(17) and 415.

The company is pleased to make the SERP available to you in recognition of the valuable service you have rendered the Company and as an incentive for you to remain in the Company’s employ. We believe that your SERP benefit will form an important part of your overall compensation package and will provide the opportunity to earn a substantial source of retirement income for your later years.

Very truly yours,

Michael Flannery Chairman, President and Chief Executive Officer